Exhibit 99.15

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the registration statement on Form S-4 filed with the SEC by SEAC II Corp. (the “Registrant”), as it may be amended or supplemented from time to time (the “Registration Statement”), to which this consent is an exhibit, as a person who is to become a director of the Registrant upon consummation of the Business Combination (as such term is defined in the Registration Statement) involving the Registrant and LG Orion Holdings ULC, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Hardwick Simmons
Hardwick Simmons
March 8, 2024